Exhibit 10.5

RTI
International
Metals, Inc.
February 23, 2007
William Hull
RTI International Metals, Inc.
1000 Warren Avenue
Niles, OH 44446
Dear Mr. Hull:
This Letter Agreement sets forth the basis upon which I have been authorized by the Board of Directors of RTI International Metals, Inc. (“Company”) to employ you in the executive officer position described in Paragraph 1 below for the Employment Period (as hereinafter defined). The “Employment Period” shall initially be the period April 27, 2007 through April 26, 2010; provided, however, that on April 27, 2010 and each April 27 thereafter, the Employment Period shall automatically be extended for one additional year unless, not later than the immediately preceding January 27, either you or the Company shall have given written notice to the other that you or it does not wish to extend the Employment Period; and provided further that the Employment Period shall terminate automatically when you attain age sixty-five (65). In the event this Letter Agreement is terminated for any reason other than your death, your obligations as set forth in Paragraph 9 shall survive and be enforceable notwithstanding such termination. This Letter Agreement supersedes and replaces in its entirety the Letter Agreement between you and the Company dated July 29, 2005.
     1. During the Employment Period, you will serve as Senior Vice-President and Chief Financial Officer of the Company (or in any other executive officer position within the Company to which you may hereafter be appointed), performing all duties and functions appropriate to that office, as well as such additional duties as the Company’s Chief Executive Officer or Board of Directors may, from time to time, assign to you. During the Employment Period, you will devote your full time and best efforts to the performance of all such duties.
     2. During the Employment Period, the Company will pay you, in equal monthly installments on regularly scheduled payroll dates, as compensation for your services an annual salary of $250,000. This annual salary may be increased from time to time in the sole discretion of the Company, but may only be decreased by the Company with your written consent. Such annual salary, whether increased or decreased, shall constitute your “Base Salary”. In addition, you may be awarded such bonuses as the Board of Directors of the Company determines to be appropriate under the Company’s Pay Philosophy and Guiding Principles Governing Officer Compensation or any successor bonus plan. You will also be eligible to participate in the Company’s stock incentive plan.

William Hull
February 23, 2007

     3. In the event of your death during the Employment Period, your right to all compensation under this Letter Agreement allocable to days subsequent to your death shall terminate and no further payments shall be due to you, your personal representative, or your estate, except for (i) that portion, if any, of your Base Salary that is accrued and unpaid upon the date of your death, payable on the regularly scheduled payroll date, (ii) any vested or other benefits payable pursuant to the terms of any Company employee benefit plan, (iii) a pro-rated bonus for year of termination, if earned based on performance for such year, and payable at the time specified in such bonus plan or arrangement, and (iv) payment of three additional months of Base Salary, payable on each of the first regularly scheduled payroll dates in the first three months following your death.
     4. In the event you become physically or mentally disabled, in the sole judgment of physicians selected by the Company’s Board of Directors, such that you cannot perform the duties and functions contracted for pursuant to this Letter Agreement, and should such disability continue for at least 180 consecutive days (or in the judgment of such physicians, be likely to continue for at least 180 consecutive days), the Company may terminate your employment upon written notice to you. If your employment is terminated because of physical or mental disability, your right to all compensation under this Letter Agreement allocable to days subsequent to such termination shall terminate and no further payments shall be due to you, your personal representative, or your estate, except for (i) that portion, if any, of your Base Salary that is accrued and unpaid upon the date of termination, payable on the regularly scheduled payroll date, (ii) any vested or other benefits payable pursuant to the terms of any Company employee benefit plan, (iii) a pro-rated bonus for year of termination, if earned based on performance for such year, and payable at the time specified in such bonus plan or arrangement, and (iv) if your employment is terminated because you are “disabled”, as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, payment of three months of Base Salary for the period following your termination of employment, payable on each of the first regularly scheduled payroll dates in the first three months following your termination of employment.
     5. The Company may, upon written notice to you fixing the date of termination, terminate your services during the Employment Period for any reason, including for Cause, as Cause is defined in the following paragraph. In the event of your termination for Cause, your right to receive continued compensation under this Letter Agreement will terminate and no further installments will be paid to you, except for that portion, if any, of your Base Salary that is accrued and unpaid upon the date of termination, payable on the regularly scheduled payroll date; provided, further, that in such event you shall not be entitled to any pro-rated bonus or other award for the year of termination.
          Termination by the Company of your employment for “Cause” shall mean termination upon (i) any material breach by you of this Letter Agreement, (ii) your gross misconduct, (iii) gross neglect of your duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to you that identifies the manner in which the Company believes that you have not acted in accordance with requirements and you have failed to resume substantial performance of your duties within fourteen (14) days of receiving such demand, (iv) your commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs your ability to perform your duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) your act of theft or dishonesty which is injurious to

William Hull
February 23, 2007

the Company, or (vi) your violation of any Company policy, including any substance abuse policy.
     6. In addition to your annual Base Salary as set forth in Paragraph 2 above, you will be entitled in each calendar year to a vacation with pay in accordance with the vacation policies of the Company. You will also be entitled to participate in all of the Company’s existing and future applicable employee benefit programs in accordance with the terms of such benefit program plan documents, including the Supplemental Pension Plan, as amended from time to time.
     7. You will be entitled to participate in the Company’s Executive Severance Policies, as such may be amended from time to time; provided that, you agree and acknowledges that if the Company elects not to extend the Employment Period of this Letter Agreement such that the Employment Period terminates, the non-extension shall not be treated, for purposes of the Executive Non-Change in Control Severance Policy, as an involuntary termination of employment by the Company without Cause, or constitute reason for you to voluntarily terminate your employment for the reasons specified therein. Notwithstanding any provision to the contrary otherwise contained herein or in the Executive Severance Policies, in no event shall any amendment or amendments of the Executive Severance Policies made simultaneously with, or following the first to occur of a Change in Control (as such term is defined in said Policies) or termination of your employment, be binding or in any way adversely affect your rights under such Policies as they existed prior to such amendment or amendments.
     8. This Letter Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Letter Agreement, to your devisee, legatee or other designee or, if there is not such designee, to your estate.
     9. As additional consideration for the compensation and benefits provided to you pursuant to this Letter Agreement, you agree that you will not, for a period of twelve (12) months following your separation from service, or, if longer, the period during which you are entitled to receive severance payments under the Company’s Executive Non-Change in Control Severance Policy, directly or indirectly, compete with, engage in the same business as, be employed by, act a consultant to, or be a director, officer, employee, owner or partner, or otherwise participate in or assist (including, without limitation, by soliciting customers for, or individuals to provide services to), any business or organization which has as its principal business the production of titanium or titanium-related products; provided, however, that such restrictions shall not apply if your employment is terminated following a Change in Control of the Company, as such term is defined in the Company’s Executive Change in Control Severance Policy, and you are entitled to benefits under such policy on account of such termination. In addition, you agree that for the period of twelve (12) months following your separation from service, or, if longer, the period during which you are entitled to receive severance payments under either of the Company’s Executive Non-Change in Control Severance Policy or Executive Change in Control Severance Policy , you will not (i) directly or indirectly induce, or attempt to influence, any employee of the Company or any subsidiary or affiliate thereof to terminate his or her employment with the Company or any subsidiary or affiliate thereof or in any manner seek to engage or seek to employ any such employee (whether or not for compensation) such that such

William Hull
February 23, 2007

employee would thereafter be unable to devote his or her full efforts to the business then conducted by the Company or any subsidiary or affiliate thereof or (ii) solicit, directly or indirectly, either for yourself or any other person, any business related to the business of any customer, supplier, licensee or other person having a business relationship with the Company, or induce or attempt to induce any such person to cease doing business with the Company. For purposes of this Paragraph 9, you will not be deemed to have breached your commitment merely because you own, directly or indirectly, not more than one percent (1%) of the outstanding common stock of such a corporation if at the time you acquire such stock, such stock is listed on a national securities exchange or is regularly traded in the over-the-counter market by a member of either a national securities exchange or the National Association of Securities Dealers, Inc. In order to protect the interest of the Company, you will also maintain in strict confidence and not disclose to any other person or entity any information received from any source in the Company or developed by you in the course of performing your duties for the Company. This obligation shall not extend to: (a) anything you can establish as known to you from a source outside the Company, (b) anything which has been published or becomes published hereafter other than by you, or (c) anything which you receive from a non-Company source without restriction on its disclosure. Should you breach or threaten to breach the commitments in this Paragraph 9, and in recognition of the fact that the Company would not under such circumstances be adequately compensated by money damages, the Company shall be entitled, in addition to any other rights and remedies available to it, to an injunction restraining you from such breach. Further, you acknowledge and agree that the provisions of this Paragraph 9 are necessary, reasonable, and proportionate to protect the Company during such non-competition period.
     10. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of Ohio.
If the provisions of this Letter Agreement are acceptable to you, please sign one original copy of this Letter Agreement and return it to me. You may retain the second signed original for your files.
Very truly yours,
     RTI International Metals, Inc.

By	/s/ Robert M. Hernandez	March 2, 2007

	Robert M. Hernandez	Date
Chairman of the Board of Directors

CONFIRMED:

/s/ William Hull		February 26, 2007

William Hull		Date